Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
August 10, 2017 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Second Quarter 2017 Earnings Achieved Expectations
Results Reflected Positive Anniversary Sale, Inventory and Expense Execution
SEATTLE, Wash. (August 10, 2017) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share for the second quarter ended July 29, 2017 was $0.65, which achieved Company expectations.
Total Company net sales increased 3.5 percent and comparable sales increased 1.7 percent, compared with the same quarter last year. The Company's Anniversary Sale, historically its largest event of the year, performed better than recent trends. Nordstrom continued its progress in executing its customer strategy while maintaining discipline around inventory and expenses:

•
As a result of the Company's ongoing efforts to provide newness and limited-distribution product to customers, Nordstrom proprietary labels represented three of the top five selling brands during the Anniversary Sale.

•
In executing its digital strategy, the Company delivered online sales growth of 20 percent at Nordstrom.com, reflecting its largest volume day in company history, and 27 percent at Nordstromrack.com/HauteLook.

•
The Nordstrom Rewards loyalty program continues to play an important role in reaching new customers and strengthening existing customer relationships. The Company has 9.4 million active Rewards customers in the U.S. and Canada, up approximately 50 percent, from 6.2 million a year ago. Sales from Nordstrom Rewards customers represented 56 percent of second quarter sales, compared with 48 percent a year ago.

SECOND QUARTER SUMMARY

•
Second quarter net earnings were $110 million and earnings before interest and taxes ("EBIT") were $217 million, or 5.8 percent of net sales, compared with net earnings of $117 million and EBIT of $221 million, or 6.1 percent of net sales, during the same period in fiscal 2016.

•	Retail EBIT decreased $27 million compared with the same quarter last year, primarily reflecting planned technology, occupancy and supply chain expenses supporting the Company's growth initiatives.

•
Credit EBIT increased $23 million through the strategic partnership with TD Bank. Credit card revenues increased 30 percent, which included a reduction in amortization expenses of $5 million related to the sale of the credit card portfolio in October 2015.

•
Total Company net sales of $3.7 billion for the second quarter increased 3.5 percent compared with net sales of $3.6 billion during the same period in fiscal 2016. Total Company comparable sales for the second quarter increased 1.7 percent compared with the same quarter last year.

•
In the Nordstrom brand, including U.S. and Canada full-line stores and Nordstrom.com, net sales when combined with Trunk Club, increased 2.4 percent and comparable sales increased 1.4 percent. The top-performing merchandise categories were Women's Apparel and Beauty. The East was the top-ranking U.S. geographic region.

•
In the Nordstrom Rack brand, which consists of Nordstrom Rack stores and Nordstromrack.com/HauteLook, net sales increased 9.8 percent and comparable sales increased 3.1 percent. The East was the top-ranking geographic region.

•
Retail gross profit, as a percentage of net sales, of 34.1 percent decreased 25 basis points compared with the same period in fiscal 2016. This primarily reflected higher occupancy expenses related to new store growth for Nordstrom Rack and Canada in addition to higher loyalty expenses during the Anniversary Sale. This was partially offset by improved merchandise margins, reflecting the continued strength in regular price selling. Net sales growth of 3.5 percent exceeded inventory growth of 2.2 percent.

•
Selling, general and administrative expenses, as a percentage of net sales, of 30.3 percent increased 46 basis points compared with the same period in fiscal 2016, reflected planned technology and supply chain expenses associated with the Company's growth initiatives.

•
Return on invested capital ("ROIC") for the 12 fiscal months ended July 29, 2017 was 8.9 percent compared with 9.1 percent in the prior 12-month period. Results for the current period were negatively impacted by approximately 310 basis points due to the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
To date in fiscal 2017, the Company opened six Nordstrom Rack stores and closed one full-line store. The Company opened the following stores in the second quarter of 2017:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom Rack
Novato, California	Vintage Oaks Shopping Ctr	39	May 11

Number of stores	July 29, 2017	July 30, 2016
Nordstrom full-line - U.S.	117	118
Nordstrom full-line - Canada	5	3
Nordstrom Rack	221	200
Other[1]	11	8
Total	354	329
[1] Other includes Trunk Club clubhouses, Jeffrey boutiques and Last Chance clearance stores.

Gross square footage	29,803,000	28,826,000

FISCAL YEAR 2017 OUTLOOK
The Company updated its annual outlook expectations for earnings per diluted share to incorporate second quarter results. Nordstrom's current expectations for fiscal 2017 are as follows:

	Prior Outlook	Current Outlook
Net sales (percent)	3 to 4 increase	Approximately 4
Comparable sales (percent)	Approximately flat	Approximately flat
Retail EBIT (million)	$780 to $840	$790 to $840
Credit EBIT (million)	Approximately $140	Approximately $145
Earnings per diluted share	$2.75 to $3.00	$2.85 to $3.00
The Company's outlook includes the following considerations:

•
The 53rd week is expected to add approximately $200 million to total net sales and approximately $0.02 to $0.03 to earnings per diluted share. The 53rd week is not included in comparable sales calculations.

•	The Anniversary Sale, historically the Company's largest event of the year, spanned across the second and third quarters, consistent with the timing in fiscal 2016

•
The outlook assumptions for Retail EBIT when compared with fiscal 2016 include increased occupancy expenses related to new stores (Nordstrom Rack, Canada and Manhattan flagship men's store) in addition to higher supply chain and technology costs

•
Retail EBIT in fiscal 2016 included the following non-operational items: higher credit chargeback expenses associated with an industry change in liability rules and severance charges totaling $30 million, or $0.10 in the first quarter; an impairment charge related to Trunk Club of $197 million in the third quarter; and a non-operational legal settlement gain of $22 million, or $0.10, in the fourth quarter

•
The outlook assumptions for Credit EBIT when compared with fiscal 2016 incorporate higher credit card revenues including a reduction in amortization expenses of $18 million related to the sale of the credit card portfolio

•	The income tax rate is estimated at 40 percent for fiscal 2017

•	Diluted shares outstanding, excluding any future share repurchases, are estimated at 169 million for fiscal 2017
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss second quarter 2017 results and fiscal 2017 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the conference call slides and the speakers' prepared remarks, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for at least one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13667039, until the close of business on August 17, 2017.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 354 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 221 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The Company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its seven clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties including, but not limited to, anticipated financial outlook for the fiscal year ending February 3, 2018, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the effect of the announcement of the exploration of a possible "going private transaction" by the Nordstrom family on our relationships with our customers, suppliers and partners, operating results and business generally; successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online, as well as investments in technology, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; timely and effective execution of our ecommerce initiatives and ability to manage the costs and organizational changes associated with this evolving business model; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to maintain relationships with and motivate our employees and to effectively attract, develop and retain our future leaders, which could be impacted by the uncertainty about the possibility of a "going private transaction;" effective inventory management processes and systems, fulfillment processes and systems, disruptions in our supply chain and our ability to control costs; the impact of any systems or network failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD Bank, N.A.; our ability to safeguard our reputation and maintain our vendor relationships; our ability to respond to the business and retail environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online, and evolve our business model; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive and promotional retail industry; the timing, price, manner and amounts of share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters; the impact of economic and market conditions and the resultant impact on consumer spending patterns; the impact of economic or political conditions in the U.S. and countries where our third party vendors operate; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns or information technology systems and communications; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to banking, employment and tax and the outcome of claims and litigation and resolution of such matters; the impact of the current regulatory environment and financial system and health care reforms; and compliance with debt covenants, availability and cost of credit, changes in our credit rating, changes in interest rates, debt repayment patterns and personal bankruptcies. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2017, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales	$3,717	$3,592	$6,996	$6,784
Credit card revenues, net	76	59	152	116
Total revenues	3,793	3,651	7,148	6,900
Cost of sales and related buying and occupancy costs	(2,451)	(2,359)	(4,607)	(4,459)
Selling, general and administrative expenses	(1,125)	(1,071)	(2,173)	(2,114)
Earnings before interest and income taxes	217	221	368	327
Interest expense, net	(29)	(30)	(76)	(61)
Earnings before income taxes	188	191	292	266
Income tax expense	(78)	(74)	(119)	(103)
Net earnings	$110	$117	$173	$163

Earnings per share:
Basic	$0.66	$0.67	$1.04	$0.94
Diluted	$0.65	$0.67	$1.02	$0.93

Weighted-average shares outstanding:
Basic	166.4	173.5	166.8	173.3
Diluted	168.5	174.8	168.8	175.2

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	July 29, 2017	January 28, 2017	July 30, 2016
Assets
Current assets:
Cash and cash equivalents	$919	$1,007	$892
Accounts receivable, net	320	199	263
Merchandise inventories	2,077	1,896	2,032
Prepaid expenses and other	157	140	163
Total current assets	3,473	3,242	3,350

Land, property and equipment (net of accumulated depreciation of $5,866, $5,596 and $5,330)	3,930	3,897	3,812
Goodwill	238	238	435
Other assets	520	481	533
Total assets	$8,161	$7,858	$8,130

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,704	$1,340	$1,604
Accrued salaries, wages and related benefits	397	455	381
Other current liabilities	1,339	1,223	1,326
Current portion of long-term debt	11	11	10
Total current liabilities	3,451	3,029	3,321

Long-term debt, net	2,729	2,763	2,772
Deferred property incentives, net	524	521	530
Other liabilities	672	675	570

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 166.2, 170.0 and 173.3 shares issued and outstanding	2,757	2,707	2,612
Accumulated deficit	(1,951)	(1,794)	(1,635)
Accumulated other comprehensive loss	(21)	(43)	(40)
Total shareholders' equity	785	870	937
Total liabilities and shareholders' equity	$8,161	$7,858	$8,130

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	July 29, 2017	July 30, 2016
Operating Activities
Net earnings	$173	$163
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	320	319
Amortization of deferred property incentives and other, net	(48)	(35)
Deferred income taxes, net	(71)	(53)
Stock-based compensation expense	41	47
Change in operating assets and liabilities:
Accounts receivable	(120)	(66)
Merchandise inventories	(141)	(59)
Prepaid expenses and other assets	(24)	96
Accounts payable	319	262
Accrued salaries, wages and related benefits	(58)	(36)
Other current liabilities	117	175
Deferred property incentives	46	31
Other liabilities	20	12
Net cash provided by operating activities	574	856

Investing Activities
Capital expenditures	(341)	(407)
Other, net	33	33
Net cash used in investing activities	(308)	(374)

Financing Activities
Proceeds from long-term borrowings, net of discounts	635	—
Principal payments on long-term borrowings	(655)	(5)
Increase (decrease) in cash book overdrafts	6	(18)
Cash dividends paid	(124)	(128)
Payments for repurchase of common stock	(211)	(59)
Proceeds from issuances under stock compensation plans	14	30
Tax withholding on share-based awards	(6)	(4)
Other, net	(13)	(1)
Net cash used in financing activities	(354)	(185)

Net (decrease) increase in cash and cash equivalents	(88)	297
Cash and cash equivalents at beginning of period	1,007	595
Cash and cash equivalents at end of period	$919	$892

NORDSTROM, INC.
STATEMENTS OF EARNINGS — RETAIL BUSINESS AND CREDIT
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom U.S. and Canada full-line stores, Nordstrom.com, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey boutiques and Last Chance clearance stores. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail Business for the quarter and six months ended July 29, 2017 compared with the same periods in fiscal 2016:

	Quarter Ended
	July 29, 2017		July 30, 2016
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,717	100.0%	$3,592	100.0%
Cost of sales and related buying and occupancy costs	(2,449)	(65.9%)	(2,358)	(65.6%)
Gross profit	1,268	34.1%	1,234	34.4%
Selling, general and administrative expenses	(1,091)	(29.4%)	(1,030)	(28.7%)
Earnings before interest and income taxes	$177	4.8%	$204	5.7%

	Six Months Ended
	July 29, 2017		July 30, 2016
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$6,996	100.0%	$6,784	100.0%
Cost of sales and related buying and occupancy costs	(4,603)	(65.8%)	(4,456)	(65.7%)
Gross profit	2,393	34.2%	2,328	34.3%
Selling, general and administrative expenses	(2,101)	(30.0%)	(2,034)	(30.0%)
Earnings before interest and income taxes	$292	4.2%	$294	4.3%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales and comparable sales within our Retail Business:

	Quarter Ended				Six Months Ended
	July 29, 2017		July 30, 2016		July 29, 2017		July 30, 2016
	Sales	Comp %	Sales	Comp %	Sales	Comp %	Sales	Comp %
Nordstrom full-line stores - U.S.	$1,887	(4.4%)	$1,978	(6.5%)	$3,369	(5.3%)	$3,560	(7.0%)
Nordstrom.com	819	19.8%	683	9.4%	1,367	16.0%	1,178	6.7%
Full-price	2,706	1.8%	2,661	(2.8%)	4,736	—%	4,738	(4.0%)

Nordstrom Rack	990	(1.0%)	926	1.1%	1,944	(0.9%)	1,819	0.2%
Nordstromrack.com/HauteLook	199	26.7%	157	34.7%	397	22.8%	323	38.3%
Off-price	1,189	3.1%	1,083	5.3%	2,341	2.7%	2,142	4.9%

Other retail[1]	144		127		270		249
Retail segment	4,039		3,871		7,347		7,129
Corporate/Other	(322)		(279)		(351)		(345)
Total net sales	$3,717	1.7%	$3,592	(1.2%)	$6,996	0.6%	$6,784	(1.5%)
1 Other retail includes Nordstrom Canada full-line stores, Trunk Club and Jeffrey boutiques.

Credit
The following table summarizes the results of our Credit segment for the quarter and six months ended July 29, 2017 compared with the same periods in 2016:

	Quarter Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Credit card revenues, net	$76	$59	$152	$116
Credit expenses	(36)	(42)	(76)	(83)
Earnings before interest and income taxes	$40	$17	$76	$33

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended July 29, 2017, our ROIC decreased to 8.9% compared with 9.1% for the 12 fiscal months ended July 30, 2016. Results for the current period were negatively impacted by approximately 310 basis points due to the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016.
We define ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average. ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	July 29, 2017	July 30, 2016
Net earnings	$364	$424
Add: income tax expense	346	261
Add: interest expense	139	121
Earnings before interest and income tax expense	849	806

Add: rent expense	230	190
Less: estimated depreciation on capitalized operating leases[1]	(123)	(101)
Net operating profit	956	895

Less: estimated income tax expense	(438)	(341)
Net operating profit after tax	$518	$554

Average total assets	$8,018	$8,332
Less: average non-interest-bearing current liabilities[2]	(3,173)	(3,062)
Less: average deferred property incentives and deferred rent liability[2]	(646)	(549)
Add: average estimated asset base of capitalized operating leases[3]	1,636	1,388
Average invested capital	$5,835	$6,109

Return on assets[4]	4.5%	5.1%
ROIC[4]	8.9%	9.1%

1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote 3 below.
2 Balances associated with our deferred rent liability have been classified as long-term liabilities in the current period.
3 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.
4 Results for the 12 fiscal months ended July 29, 2017 include the $197 impact of the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of no more than four times. As of July 29, 2017, our Adjusted Debt to EBITDAR was 2.4, compared with 2.6 as of July 30, 2016.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2017[1]	2016[1]
Debt	$2,740	$2,782
Add: estimated capitalized operating lease liability[2]	1,841	1,518
Less: fair value hedge adjustment included in long-term debt	—	(18)
Adjusted Debt	$4,581	$4,282

Net earnings	$364	$424
Add: income tax expense	346	261
Add: interest expense, net	136	121
Earnings before interest and income taxes	846	806

Add: depreciation and amortization expenses	646	617
Add: rent expense	230	190
Add: non-cash acquisition-related charges	204	7
EBITDAR	$1,926	$1,620

Debt to Net Earnings	7.5	6.6
Adjusted Debt to EBITDAR	2.4	2.6
1 The components of Adjusted Debt are as of July 29, 2017 and July 30, 2016, while the components of EBITDAR are for the 12 months ended July 29, 2017 and July 30, 2016.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the six months ended July 29, 2017, we had Free Cash Flow of $115 compared with $303 for the six months ended July 30, 2016.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Six Months Ended
	July 29, 2017	July 30, 2016
Net cash provided by operating activities	$574	$856
Less: capital expenditures	(341)	(407)
Less: cash dividends paid	(124)	(128)
Add (Less): change in cash book overdrafts	6	(18)
Free Cash Flow	$115	$303